Filed Pursuant to Rule 424(b)(7)
Registration No. 333-211375

Prospectus Supplement No. 1
(to prospectus dated May 27, 2016)

RESONANT, INC.

3,993,760 Shares
Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated May 27, 2016 (the “Prospectus”) relating to the offer and sale from time to time by certain selling stockholders of up to an aggregate of 3,993,760 shares of our common stock.

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in conjunction with, the Prospectus, including any amendments or supplements thereto.

We are not offering any shares of common stock for sale under this prospectus supplement, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference in the Prospectus), as well as the other information contained or incorporated by reference in the Prospectus or in any prospectus supplement thereto before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to supplement the information that appears under the caption “Selling Stockholders” in the Prospectus to identify and provide information with respect to certain selling stockholders not previously included therein.

SELLING STOCKHOLDERS

Following the date of the Prospectus, each of the following selling stockholders identified in the Prospectus assigned the shares of common stock and warrants to purchase shares of common stock acquired by such selling stockholders from Resonant in the April 2016 private placement to new accounts maintained for the benefit of such selling stockholders: The Kingdom Trust Company Cust FBO Ankur Desai IRA; The Kingdom Trust Company Cust FBO Daniel P Landry IRA; The Kingdom Trust Company Cust FBO Erick Richardson IRA; and The Kingdom Trust Company Cust FBO Robert C. Clifford (the “Transferors”).

The information appearing under the heading “Selling Stockholders” in the Prospectus is hereby amended by the addition and substitution of the following selling stockholders in place of the Transferors.

	Shares Beneficially Owned		Maximum Number of Shares to be	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Sold Hereunder	Number	Percentage

NFS LLC SEP IRA FBO Ankur Desai (61)	35,941	*	16,000	19,941	*

NFS LLC IRA FBO Daniel P Landry (62)	150,902	1.6%	32,000	118,902	1.2%

NFS LLC SEP IRA FBO Erick Richardson (63)	158,000	1.7%	158,000	0	—

NFS LLC ROLLOVER IRA FBO Robert C Clifford (66)	161,077	1.7%	50,000	111,077	1.2%

*                       Represents beneficial ownership of less than one percent.

(61)        Consists of (i) 9,965 shares of common stock and (ii) 25,976 shares of common stock that may be acquired from us upon exercise of warrants.  The shares identified for sale pursuant to this prospectus were transferred to this selling stockholder by The Kingdom Trust Company Cust FBO Ankur Desai IRA.

(62)        Consists of (i) 18,100 shares of common stock and (ii) 132,802 shares of common stock that may be acquired from us upon exercise of warrants.  The shares identified for sale pursuant to this prospectus were transferred to this selling stockholder by The Kingdom Trust Company Cust FBO Daniel P Landry IRA.

(63)        Consists of (i) 79,000 shares of common stock and (ii) 79,000 shares of common stock that may be acquired from us upon exercise of warrants.  The shares identified for sale pursuant to this prospectus were transferred to this selling stockholder by The Kingdom Trust Company Cust FBO Erick Richardson IRA.

(66)        Consists of (i) 79,824 shares of common stock and (ii) 81,253 shares of common stock that may be acquired from us upon exercise of warrants.  The shares identified for sale pursuant to this prospectus were transferred to this selling stockholder by The Kingdom Trust Company Cust FBO Robert C Clifford IRA.